Exhibit 99.1
For Immediate Release

Company Contact:

Arthur Spector
Chairman and Chief Executive Officer
Millstream II Acquisition Corporation
610-293-2511

MILLSTREAM II ACQUISITION CORPORATION ANNOUNCES RECEIPT OF INQUIRY LETTER FROM THE OIG/GSA REGARDING SPECIALTY SURFACES INTERNATIONAL, INC.

Wayne, PA --- Millstream II Acquisition Corporation (OTCBB: MSMA, MSMAW and MSMAU) (“Millstream II”), a special purpose acquisition company, announced today that it has received a letter from the U.S. General Services Administration (“GSA”), Office of Inspector General (“OIG”) regarding an inquiry into allegations relating to the status of Specialty Surfaces International, Inc. (“Sprinturf”) as a woman-owned small business. The GSA/OIG inquiry is based on information received by the GSA/OIG from an unidentified third party. Millstream II has transmitted the letter to Sprinturf for response. Millstream II and Sprinturf intend to cooperate fully with the GSA/OIG inquiry.

Millstream II has been advised that Sprinturf’s management believes that Sprinturf was at the time it made the certifications at issue, and now, in compliance with all applicable regulations regarding its status as a woman-owned small business. Millstream II has been further advised that Sprinturf’s management believes it will be able to provide the GSA/OIG with satisfactory evidence of its compliance with the regulations at issue. At this time, Millstream II has not been able to determine whether the allegations are true and, if true, the impact on Sprinturf’s business or financial statements. Millstream II will continue to monitor all developments in the inquiry.

ABOUT SPRINTURF

Sprinturf is a developer, marketer and installer of synthetic turf systems for athletic fields and other related products for residential and commercial landscaping applications. Sprinturf was founded in 1999 and is based in Wayne, Pennsylvania. Sprinturf believes that its patented essentially all-rubber infill synthetic turf system is comparable to a natural grass playing field in pristine condition. Sprinturf sells and installs its UltrabladeTM synthetic turf systems on high school, college and professional sports athletic fields, privately owned athletic fields and other municipal and government properties including playgrounds and military bases. Sprinturf’s customers include the Philadelphia Eagles; Major League Soccer team D.C. United; NCAA Division I universities including The Ohio State University, UCLA, Utah State University, Auburn University and the University of Pennsylvania; and over 150 high school fields across the country.

Sprinturf also develops and sells synthetic turf and related synthetic products to the residential and commercial landscaping markets. Examples of applications for these products include residential lawns, playgrounds, office parks, median strips and airport groundcover.

ABOUT MILLSTREAM II

Millstream II, based in Wayne, Pennsylvania, was incorporated in September 2004 to acquire an operating business in North America. Millstream II’s initial public offering became effective December 17, 2004 and was consummated on December 23, 2004. In its initial public offering Millstream II received net proceeds of $27.6 million through the sale of 4.6 million units at $6.00 per unit. Each unit was comprised of one share of Millstream II common stock and two warrants, each with an exercise price of $5.00 per share. As of September 30, 2006, Millstream II held approximately $25.0 million in a trust account maintained by an independent trustee, which will be released upon the consummation of a business combination.

The audited and unaudited financial statements of Millstream II can be found on the Securities and Exchange Commission Web site (http://www.sec.gov) within Millstream II's 10-KSB and 10-QSB filings for the relevant periods.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Millstream II, Sprinturf and the completion of the proposed merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Millstream II's and Sprinturf's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic and business conditions in the U.S. and abroad; changing interpretations of generally accepted accounting principles; changes in market acceptance of synthetic turf as a viable alternative to natural turf; the seasonality of Sprinturf’s business; inquiries and investigations and related litigation; fluctuations in customer demand; management of rapid growth; intensity of competition; as well as other relevant risks detailed in Millstream II's filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended September 30, 2006. The information set forth herein should be read in light of such risks. Neither Millstream II nor Sprinturf assumes any obligation to update the information contained in this press release.

ADDITIONAL INFORMATION

Millstream II stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Copies of filings by Millstream II, which will contain information about Millstream II and Sprinturf, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov). And when filed will be available from Millstream, without charge, by directing a request to Millstream II Acquisition Corporation, 435 Devon Park Drive, Building 400, Wayne, PA 19087.